Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Powerwave Technologies, Inc.

Santa Ana, California

We have audited the accompanying consolidated balance sheets of Powerwave Technologies, Inc. and subsidiaries (the “Company”), as of January 1, 2012 and January 2, 2011, and related consolidated statements of operations, comprehensive operations, shareholders’ equity (deficit), and cash flows for each of the three years ended January 1, 2012. Our audits also included the financial statement schedule listed in the index at Item 8. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of January 1, 2012 and January 2, 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 1, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have not audited any consolidated financial statements of the Company for any period subsequent to January 1, 2012. However, as discussed in Note 19 to the consolidated financial statements, the Company’s significant negative cash flows from operations, declining revenue and cash expenses from restructuring activities subsequent to January 1, 2012 raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 19 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 1, 2012, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 28, 2012 (November 16, 2012 as to Note 19)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Powerwave Technologies, Inc.:

We have audited the internal control over financial reporting of Powerwave Technologies, Inc. and subsidiaries (the “Company”), as of January 1, 2012, based on the criteria established in criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s annual report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 1, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended January 1, 2012 of the Company, and our report dated February 28, 2012 (November 16, 2012 as to Note 19) expressed an unqualified opinion on those consolidated financial statements and the financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 28, 2012

POWERWAVE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	January 1, 2012	January 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$64,121	$61,601
Restricted cash	6,162	930
Accounts receivable, net of allowance for sales returns and doubtful accounts of $4,225 and $4,595, respectively	96,777	186,960
Inventories	88,627	50,417
Prepaid expenses and other current assets	45,712	39,236
Deferred income taxes	6,968	6,331

Total current assets	308,367	345,475
Property, plant and equipment, net	27,771	76,276
Other assets	6,192	3,833

TOTAL ASSETS	$342,330	$425,584

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$71,094	$112,906
Accrued payroll and employee benefits	11,094	14,237
Accrued restructuring costs	3,112	749
Accrued expenses and other current liabilities	28,725	30,453
Current portion of long term debt	—	55,371

Total current liabilities	114,025	213,716
Long-term debt	252,190	150,000
Other liabilities	8,813	589

Total liabilities	375,028	364,305
Commitments and contingencies (Notes 9 and 10)
Shareholders’ equity:
Preferred Stock, $0.0001 par value, 5,000,000 shares authorized and no shares issued or outstanding	—	—
Common Stock, $0.0001 par value, 100,000,000 shares authorized, 31,684,831 and 33,693,758 shares issued and outstanding, respectively	866,716	882,720
Accumulated other comprehensive income	9,756	10,110
Accumulated deficit	(909,170)	(831,551)

Net shareholders’ equity (deficit)	(32,698)	61,279

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$342,330	$425,584

The accompanying notes are an integral part of these consolidated financial statements.

POWERWAVE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Net sales	$444,446	$591,461	$567,486
Cost of sales:
Cost of goods	353,415	419,199	420,568
Intangible asset amortization	—	—	2,494
Restructuring and impairment charges	3,207	2,411	1,932

Total cost of sales	356,622	421,610	424,994

Gross profit	87,824	169,851	142,492
Operating expenses:
Sales and marketing	31,677	32,412	34,233
Research and development	62,134	62,492	58,920
General and administrative	46,017	46,716	47,658
Intangible asset amortization	—	—	947
Restructuring and impairment charges	1,694	1,407	2,611

Total operating expenses	141,522	143,027	144,369

Operating income (loss)	(53,698)	26,824	(1,877)
Other expense, net	(18,604)	(15,381)	(511)

Income (loss) before income taxes	(72,302)	11,443	(2,388)
Income tax provision	5,317	7,730	3,282

Net income (loss)	$(77,619)	$3,713	$(5,670)

Basic earnings (loss) per share:	$(2.36)	$0.14	$(0.22)

Diluted earnings (loss) per share:	$(2.36)	$0.14	$(0.22)

Shares used in the computation of earnings (loss) per share:
Basic	32,869	26,629	26,361
Diluted	32,869	27,243	26,361

The accompanying notes are an integral part of these consolidated financial statements.

POWERWAVE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(in thousands)

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Net income (loss)	$(77,619)	$3,713	$(5,670)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of income tax	(354)	(412)	(3,723)

Comprehensive income (loss)	$(77,973)	$3,301	$(9,393)

The accompanying notes are an integral part of these consolidated financial statements.

POWERWAVE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance at December 28, 2008	26,327	820,733	14,245	(829,594)	5,384
Issuance of common stock related to employee stock-based compensation plans	146	281	—	—	281
Repurchase of common stock	(2)	(15)	—	—	(15)
Stock-based compensation expense	—	4,355	—	—	4,355
Foreign currency translation adjustments	—	—	(3,723)	—	(3,723)
Net loss	—	—	—	(5,670)	(5,670)

Balance at January 3, 2010	26,471	825,354	10,522	(835,264)	612
Issuance of common stock related to employee stock-based compensation plans	166	837	—	—	837
Repurchase of common stock	(2)	(22)	—	—	(22)
Stock-based compensation expense	—	3,344	—	—	3,344
Reacquisition of equity component related to exchange of convertible notes	—	(5,827)	—	—	(5,827)
Debt to equity conversion	7,059	59,034	—	—	59,034
Foreign currency translation adjustments	—	—	(412)	—	(412)
Net income	—	—	—	3,713	3,713

Balance at January 2, 2011	33,694	$882,720	$10,110	$(831,551)	$61,279
Issuance of common stock related to employee stock-based compensation plans	234	1,650	—	—	1,650
Repurchase of common stock	(2,243)	(25,018)	—	—	(25,018)
Stock-based compensation expense	—	7,364	—	—	7,364
Foreign currency translation adjustments	—	—	(354)	—	(354)
Net loss	—	—	—	(77,619)	(77,619)

Balance at January 1, 2012	31,685	$866,716	$9,756	$(909,170)	$(32,698)

The accompanying notes are an integral part of these consolidated financial statements.

POWERWAVE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(77,619)	$3,713	$(5,670)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	13,826	17,903	19,401
Amortization	5,220	5,389	10,741
Non-cash restructuring and impairment charges	4,901	3,818	4,543
Provision for sales returns and doubtful accounts	896	896	1,860
Provision for excess and obsolete inventories	4,556	7,184	9,057
Deferred taxes	(637)	118	(3,245)
Compensation costs related to stock-based awards	7,364	3,344	4,355
Gain on exchange of convertible debt	—	(483)	—
(Gain) loss on repurchase of convertible debt	881	351	(9,767)
Gain on disposal of property, plant and equipment	(491)	(7)	(95)
Gain on settlement of litigation	—	—	(645)
Changes in operating assets and liabilities:
Accounts receivable	88,286	(42,535)	66,817
Inventories	(42,431)	3,128	10,247
Prepaid expenses and other current assets	(7,149)	(18,029)	1,330
Accounts payable	(40,402)	25,135	(55,481)
Accrued expenses and other current liabilities	(5,457)	5,958	(21,501)
Other non-current assets	(62)	19	500
Other non-current liabilities	386	(135)	(1,178)

Net cash provided by (used in) by operating activities	(47,932)	15,767	31,269
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(7,710)	(4,716)	(10,151)
Restricted cash	(5,232)	1,670	833
Proceeds from the sale of property, plant and equipment	49,381	266	394
Proceeds from the sale of business	—	—	500
Proceeds from the sale of assets held for sale	—	—	3,889
Acquisitions, net of cash acquired	—	—	1,960

Net cash provided by (used in) in investing activities	36,439	(2,780)	(2,575)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	100,000	—	—
Debt issuance costs	(3,568)	(1,263)	(1,305)
Proceeds from stock-based compensation arrangements	1,650	837	281
Repurchase of common stock	(25,018)	(22)	(15)
Retirement of long-term debt	(58,018)	(12,581)	(12,445)

Net cash provided by (used in) financing activities	15,046	(13,029)	(13,484)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,033)	1,204	(1,677)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,520	1,162	13,533
CASH AND CASH EQUIVALENTS, beginning of period	61,601	60,439	46,906

CASH AND CASH EQUIVALENTS, end of period	$64,121	$61,601	$60,439

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest expense	$7,195	$8,846	$9,117
Income taxes	$8,022	$3,988	$9,095
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Unpaid purchases of property and equipment	$621	$1,161	$1,774
Conversion of 1.875% Convertible Subordinated Notes due 2024 (Note 4)	$—	$60,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

POWERWAVE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands, except per share data)

Note 1. Nature of Operations

Powerwave Technologies Inc. (the “Company”) is a global supplier of end-to-end wireless solutions for wireless communications networks. The Company designs, manufactures and markets antennas, boosters, combiners, cabinets, shelters, filters, radio frequency power amplifiers, repeaters, tower-mounted amplifiers, remote radio head transceivers and advanced coverage solutions for use in cellular, PCS, 3G and 4G networks throughout the world.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Reverse Stock Split and Authorized Share Reduction

On October 27, 2011, the Company’s shareholders approved an amendment to Powerwave’s Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of 1-for-5 (the “Reverse Stock Split”) and (ii) to reduce the number of authorized shares of Common Stock from 250,000,000 to 100,000,000 (the “Authorized Share Reduction”). The Reverse Stock Split and the Authorized Share Reduction were effective on October 28, 2011. Pursuant to the Reverse Stock Split, every five shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock without any change in the par value per share. All share data has been retroactively adjusted to give effect to the Reverse Stock Split.

Fiscal Year

The Company operates on a conventional 52-53 week accounting fiscal year that ends on the Sunday closest to December 31. The Company’s fiscal quarters generally span 13 weeks, with the exception of a 53-week fiscal year, when an additional week is added during the fourth quarter to adjust the year to the Sunday closest to December 31. Fiscal year 2009 ended on January 3, 2010, fiscal year 2010 ended on January 2, 2011, and fiscal year 2011 ended on January 1, 2012. Fiscal year 2012 will end on December 30, 2012. Fiscal years 2010 and 2011 each consisted of 52 weeks, and fiscal year 2009 consisted of 53 weeks.

Foreign Currency

Some of the Company’s international operations use the respective local currencies as their functional currency while other international operations use the U.S. Dollar as their functional currency. Gains and losses from foreign currency transactions are recorded in other income (expense), net. Revenue and expenses from the Company’s international subsidiaries are translated using the monthly average exchange rates in effect for the period in which they occur. The Company’s international subsidiaries that have the U.S. Dollar as their functional currency translate monetary assets and liabilities using current rates of exchange as of the balance sheet date and translate non-monetary assets and liabilities using historical rates of exchange. Gains and losses from re-measurement for such subsidiaries are included in other income (expense), net. The Company’s international subsidiaries that do not have the U.S. Dollar as their functional currency translate assets and liabilities at current rates of exchange in effect as of balance sheet date. The resulting gains and losses from translation for such subsidiaries are included as a component of shareholders’ equity.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during reporting years. Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents generally consist of cash, time deposits, commercial paper, money market funds and other money market instruments with original maturity dates of three months or less. The Company invests its excess cash only in investment grade money market instruments from companies in a variety of industries and thus believes that it bears minimal principal risk. Such investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash consists of cash and cash equivalents which the Company has pledged to fulfill certain obligations and are not available for general corporate purposes.

Accounts Receivable

The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, the customer’s creditworthiness and various other factors, as determined by its review of their credit information. The Company monitors collections and payments from its customers and maintains an allowance for estimated credit losses based upon its historical experience and any customer-specific collection issues that it has identified.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with major financial institutions and performs periodic evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any one institution. The Company’s customers are concentrated in the wireless communications industry and may be influenced by the prevailing macroeconomic conditions present in this industry.

Receivables from the Company’s customers are generally unsecured. To reduce the overall risk of collection, the Company performs ongoing evaluations of its customers’ financial condition. The Company’s product sales have historically been concentrated in a small number of customers. During the fiscal years ended January 1, 2012, January 2, 2011 and January 3, 2010, sales to customers that accounted for 10% or more of revenues for the fiscal year totaled $191.2 million, $142.6 million and $195.3 million, respectively. For fiscal year 2011, sales to Nokia Siemens Networks, Team Alliance, and Raycom accounted for approximately 16%, 16%, and 11% of revenues, respectively. For fiscal year 2010, sales to Nokia Siemens Networks accounted for approximately 24% of revenues. For fiscal year 2009, sales to Nokia Siemens Networks accounted for approximately 34% of revenues, respectively.

As of January 1, 2012, approximately 42% of total accounts receivable related to Team Alliance, Raycom and Nokia Siemens Networks with these customers representing 33%, 5% and 4% of total accounts receivable respectively.

Inventories

The Company values inventories at the lower of cost (determined on an average cost basis) or fair market value and includes materials, labor and manufacturing overhead. The Company writes down excess and obsolete inventory to estimated net realizable value. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares those requirements with the current or committed inventory levels. Depending on the product line and other factors, the Company estimates future demand based on either historical usage for the preceding twelve months, adjusted for known changes in demand for such products, or the forecast of product demands and production requirements for the next twelve months. These provisions reduce the cost basis of the respective inventory and are recorded as a charge to cost of sales.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation expense includes any amortization of assets under capital leases. The Company depreciates or amortizes these assets using the straight-line method over the estimated useful lives of the various asset classes, as follows:

Machinery and equipment	2 to 10 years
Office furniture and equipment	3 to 10 years
Buildings	30 years
Building improvements	Shorter of useful life or remaining life of building

Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining lease term.

Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets reviewing these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted future net cash flows from the operations to which the assets relate, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the assets. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the asset.

Vendor Cancellation Liabilities

The Company purchases subassemblies and finished goods from contract manufacturers under purchase agreements that limit its ability to cancel deliveries inside defined lead time windows. When a contract manufacturer submits a cancellation claim, the Company estimates the amount of inventory remaining to be purchased against that claim. Any excess of the estimated purchase over the projected consumption of the related product is recorded as a charge to cost of sales and an increase to accrued expenses and other current liabilities. Depending on the product line and other factors, the Company estimates future demand based on either historical usage for the preceding twelve months, adjusted for known changes in demand for such products, or the forecast of product demands and production requirements for the next twelve months.

Warranties

The Company provides warranties of various lengths to its customers depending upon the specific product and terms of the customer purchase agreement. The Company’s standard warranties require it to repair or replace defective product returned during the warranty period at no cost to the customer. The Company records an estimate for standard warranty-related costs based on its actual historical return rates and repair costs at the time of the sale and updates these estimates throughout the warranty period. The Company also has contractual commitments to various customers that require it to incur costs to repair an epidemic defect with respect to its products outside of its standard warranty period if such defect was to occur. Any costs related to epidemic defects are generally recorded at the time the epidemic defect becomes known to the Company, and the costs of repair can be reasonably estimated.

Revenue Recognition

The majority of the Company’s revenue is derived from the sale of products. The Company recognizes revenue from product sales at the time of shipment or delivery and passage of title, depending upon the terms of the sale, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable and collectability is reasonably assured. The Company offers certain of its customers the right to return products within a limited time after delivery under specified circumstances, generally related to product defects. The Company monitors and tracks product returns and records a provision for the estimated amount of future returns based on historical experience and any notification it receives of pending returns. A portion of the Company’s sales involve contracts that may include the design, customization, implementation and installation of wireless coverage applications utilizing the Company’s coverage solution products. The Company recognizes revenue using the percentage-of-completion method for these types of arrangements. The Company measures progress toward completion by comparing actual costs incurred to total planned project costs. Such sales have not historically been a significant amount of the Company’s total sales.

Advertising

Advertising costs are expensed as incurred and are included in sales and marketing expenses. Total advertising costs, including participation at industry trade shows, were $2.5 million, $2.6 million and $2.9 million for fiscal years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively.

Shipping and Handling

Shipping and handling expenses are expensed as incurred and are included in cost of sales.

Research & Development

Research and development expenses are expensed as incurred.

Stock-Based Compensation

Under the fair value recognition provision of current accounting guidance, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option pricing model and a multiple option award approach. The fair value of restricted stock awards is based on the closing market price of the Company’s common stock on the date of grant. Stock-based compensation, adjusted for estimated forfeitures, is amortized on a straight-line basis over the requisite service period of the award, which is generally the vesting period.

Income Taxes

The Company accounts for income taxes in accordance with current accounting guidance which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Current accounting guidance clarifies the accounting for uncertainties in income taxes recognized by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. It requires that any liability created for unrecognized tax benefits is disclosed. The application of this guidance may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

Earnings (Loss) Per Share

Basic earnings (loss) per share is based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is based upon the weighted average number of common and potential common shares for each period presented. Potential common shares include stock options and restricted stock awards using the treasury stock method and convertible subordinated debt using the if-converted method.

Newly Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued an update to Accounting Standards Codification (ASC) Topic 605, “Revenue Recognition.” This Accounting Standards Update (ASU) No. 2009-13, “Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force,” provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. Previous accounting guidance required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. This was difficult to determine when the product was not individually sold because of its unique features. Under previous accounting guidance, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined.

In October 2009, the FASB issued an update to ASC Topic 985, “Software.” This ASU No. 2009-14, “Software – Certain Revenue Arrangements that Include Software Elements,” modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that functions together to deliver a product’s essential functionality.

These pronouncements were effective in the first quarter of 2011. The adoption of these pronouncements did not have a material impact on the Company’s business, financial condition or results of operations.

Note 3. Supplemental Balance Sheet Information

Prepaid Expense and Other Current Assets

	January 1, 2012	January 2, 2011
Prepaid expense and other current assets	9,995	9,634
Costs and estimated earnings in excess of billings	35,717	29,602

Total prepaid expense and other current assets	$45,712	$39,236

In the first quarter of 2011, the Company adjusted its cost estimates on a coverage solutions project which reduced both costs and estimated earnings in excess of billings and gross margin by approximately $3.6 million.

Inventories

Inventories are as follows:

	January 1, 2012	January 2, 2011
Parts and components	$32,145	$22,165
Work-in-process	5,079	5,052
Finished goods	51,403	23,200

Total inventories	$88,627	$50,417

Inventories are net of an allowance for excess and obsolete inventories of approximately $15.8 million and $21.7 million as of January 1, 2012 and January 2, 2011, respectively.

Property, Plant and Equipment

Net property, plant and equipment are as follows:

	January 1, 2012	January 2, 2011
Machinery and equipment	$107,957	$106,665
Buildings and improvements	20,213	61,407
Land	1,193	16,059
Office furniture and equipment	47,172	45,955
Leasehold improvements	8,021	8,045

Gross property, plant and equipment	184,556	238,131
Less: Accumulated depreciation and amortization	(156,785)	(161,855)

Total property, plant and equipment, net	$27,771	$76,276

Depreciation expense totaled $13.8 million, $17.9 million and $19.4 million for 2011, 2010 and 2009, respectively.

On October 17, 2011, the Company entered into an Agreement of Purchase and Sale pursuant to which the Company sold all of its interest in its current corporate headquarters facility, including the building and land. The transaction was completed on October 21, 2011 and the Company received approximately $49.1 million in net proceeds.

In connection with the closing of the sale, the Company entered into a 15-year lease agreement of the corporate headquarters facility with an effective date of October 21, 2011. The lease also provides for two ten-year extension options and is a triple net lease under which the Company will pay insurance, real estate taxes, and maintenance and repair expenses. The initial base rent is approximately $3,964,000 per annum, payable in quarterly installments of $991,000, and escalates 2% per year commencing on the first anniversary of the effective date of the lease.

The Company recorded a deferred gain of approximately $8.6 million, which will be recognized over the 15-year lease term.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities are as follows:

	January 1, 2012	January 2, 2011
Accrued freight and storage costs	$6,215	$6,483
Accrued warranty costs	7,780	7,029
Other accrued expenses and other current liabilities	14,730	16,941

Total accrued expenses and other current liabilities	$28,725	$30,453

Warranty

Accrued warranty costs are as follows:

	Fiscal Year Ended
Description	January 1, 2012	January 2, 2011
Warranty reserve beginning balance	$7,029	$7,038
Reductions for warranty costs incurred	(11,454)	(7,246)
Warranty accrual related to current period sales	12,205	7,237

Warranty reserve ending balance	$7,780	$7,029

Note 4. Financing Arrangements and Long-Term Debt

Credit Agreement

The Company entered into a Credit Agreement with Wells Fargo Capital Finance, LLC (“Wells Fargo”) on April 3, 2009 (“Credit Agreement”). On January 31, 2011, the Company entered into Amendment Number Four to the Credit Agreement and Waiver, and Amendment Number Three to Security Agreement (collectively, the “Amendment”). The Amendment extended the maturity date and the term of the Credit Agreement from August 15, 2011 to August 15, 2014. The Amendment also reduced the interest rate under the Credit Agreement by reducing the Base Rate Margin by 1.50% and the LIBOR Base Rate Margin by 0.75%. The Credit Agreement carries an unused line fee of 0.5% per annum. In connection with the Amendment, the Company incurred issue costs of $0.3 million. On July 19, 2011, the Company entered into Amendment Number Five to the Credit Agreement and Waiver to, among other things; obtain the consent of Wells Fargo to the issuance of the 2.75% Notes and the repurchase of the 1.875% Notes. On December 29, 2011, the Company entered into Amendment Number Six to the Credit Agreement and Waiver to: (i) reduce the maximum amount which can be borrowed from $50 million to $30 million; (ii) amend the borrowing base to provide that, subject to the other variables included within the borrowing base calculation, the borrowing base may be increased in an amount equal to 100% of the undrawn amount of any cash collateralized letters of credit on any particular date (requiring the Company to deposit cash collateral into a designated deposit account); (iii) amend the definitions of “Financial Covenant Period” and “Commencement Date” to reduce the amount of availability and liquidity that the Company is required to maintain before the Company will be subject to a Financial Covenant Reporting period; (iv) and waive certain events of default.

Pursuant to the Credit Agreement, the lenders thereunder have made available to the Company a senior secured credit facility in the form of a revolving line of credit for up to a maximum of $30.0 million. Availability under the Credit Agreement is based on the calculation of the Company’s borrowing base as defined in the Credit Agreement. The Credit Agreement is secured by a first priority security interest on a majority of the Company’s assets, including, without limitation, all accounts, equipment, inventory, chattel paper, records, intangibles, deposit accounts, cash and cash equivalents and proceeds of the foregoing. The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, and dispositions of assets. The Credit Agreement also includes a financial covenant in the form of a minimum fixed charge coverage ratio that is applicable only if the availability under the line of credit falls below $3.0 million or domestic liquidity falls below $10.0 million. As of January 1, 2012 the Company was not required to comply with this covenant. As of January 1, 2012, the Company had approximately $13.9 million of availability under the Credit Agreement, of which approximately $6.3 million was utilized for an outstanding letter of credit.

Long-term debt

Long-term debt is as follows:

	January 1, 2012	January 2, 2011
2.750% Convertible Senior Subordinated Notes due 2041	$102,139	$—
3.875% Convertible Subordinated Notes due 2027	150,000	150,000
1.875% Convertible Subordinated Notes due 2024	51	57,916

Subtotal	252,190	207,916
Less: unamortized discount Notes	—	(2,545)

Subtotal	252,190	205,371
Less: current portion of long-term debt Notes	—	(55,371)

Total debt	$252,190	$150,000

On July 26, 2011, the Company completed the private placement of $100 million in original principal amount of 2.75% Convertible Senior Subordinated Notes due 2041 (the “2.75% Notes”). The 2.75% Notes accrue interest at an annual rate of 2.75% per annum, payable semi-annually. They are convertible into Common Stock at an initial conversion price of approximately $15.61 per share, subject to adjustment in certain circumstances. The 2.75% Notes accrete principal at a rate of 5.00% per year compounded semi-annually. Accreted principal will not accrue interest, will not be eligible for conversion into Common Stock and will only be payable to holders upon reaching the mandatory repurchase date if the 2.75% Notes are not converted prior to such date. The 2.75% Notes will mature on July 15, 2041, unless otherwise redeemed, repurchased or converted in accordance with the terms of the indenture governing the 2.75% Notes. The Company may elect, in its sole discretion, to convert all or a portion of the 2.75% Notes on or prior to July 15, 2015 if the closing price of its Common Stock equals or exceeds 130% of the then applicable conversion price for at least 20 trading days within a 30 consecutive trading day period. Holders of the 2.75% Notes may convert some or all of their notes into shares of the Company’s Common Stock at any time prior to the maturity date at an initial conversion rate of approximately 64.0615 shares of common stock per $1,000 in principal and interest of the 2.75% Notes. Holders of the 2.75% Notes may also require that the Company repurchase all or a portion of their notes on July 15, 2018, July 15, 2025 and July 15, 2032 for a repurchase price equal to 100% of the accreted principal amount of the 2.75% Notes, plus accrued and unpaid interest on the outstanding original principal amount of the 2.75% Notes. In addition, under certain circumstances related to a change in control, the conversion price of the notes may be adjusted downward, thereby increasing the number of shares issuable upon conversion.

The Company utilized approximately $25 million of the net proceeds from the private placement of the 2.75% Notes to repurchase 2.2 million shares of its Common Stock.

Also in connection with the private placement of the 2.75% Notes, the Company repurchased $42.6 million in aggregate principal amount of the Company’s 1.875% Convertible Subordinated Notes due 2024 (the “1.875% Notes”). In addition, the Company repurchased an additional $15.3 million in aggregate principal amount of its 1.875% Notes in 2011. The combined repurchases resulted in a net loss of $0.9 million in 2011. In 2010, the Company repurchased approximately $13.0 million in aggregate principal amount of its outstanding 1.875% Notes, resulting in a net loss of approximately $0.4 million on the repurchase. In 2009, the Company repurchased approximately $25.4 million in aggregate principal amount of its outstanding 1.875% Notes, resulting in a net gain of approximately $9.8 million on the repurchase.

On September 24, 2007, the Company completed the private placement of $150.0 million aggregate principal amount of convertible subordinated notes due October 2027 (“3.875% Notes”). The 3.875% Notes are convertible into the Company’s common stock at a conversion rate of $43.55 per share, accrue interest at an annual rate of 3.875%, and mature in 2027. The Company may redeem the notes beginning on October 8, 2013 until October 7, 2014, if the closing price of the Company’s common stock is more than $55.60 for at least 20 trading days within a 30 consecutive trading day period ending on the last trading day of the calendar month preceding the calendar month in which the notice of redemption is made. The notes may be redeemed by the Company at any time after October 8, 2014. Holders of the notes may require the Company to repurchase all or a portion of their notes for cash on October 1, 2014, 2017 and 2022 at 100% of the principal amount of the notes, plus accrued and unpaid interest up to but not including the date of such repurchase. In addition, under certain circumstances related to a change in control, the conversion price of the notes may be adjusted downward, thereby increasing the number of shares issuable upon conversion.

On November 10, 2004, the Company completed the private placement of $200.0 million aggregate principal amount of convertible subordinated notes due November 2024 (the “1.875% Notes”). The 1.875% Notes are convertible into the Company’s common stock at a conversion price of $55.45 per share and accrue interest at an annual rate of 1.875%. The notes may be redeemed by the Company at any time after November 21, 2011. Holders of the notes may require the Company to repurchase all or a portion of their notes for cash on November 15, 2014 and 2019 at 100% of the principal amount of the notes, plus accrued and unpaid interest up to but not including the date of such repurchase. Holders of the notes may also require the Company to repurchase all or a portion of their notes in the case of a change in control. In addition, under certain circumstances related to a change in control, the conversion price of the notes may be adjusted downward, thereby increasing the number of shares issuable upon conversion.

On March 15, 2010, the Company entered into separate, privately-negotiated exchange agreements under which $60.0 million in aggregate principal amount of the outstanding 1.875% Notes were exchanged for $60.0 million in aggregate principal amount of new 1.875% Convertible Senior Subordinated Notes due 2024 (the “1.875% Convertible Senior Subordinated Notes”). The 1.875% Convertible Senior Subordinated Notes were convertible into the Company’s common stock at a conversion price of $1.70 (on a pre-Reverse Stock Split basis) per share and accrued interest at an annual rate of 1.875%. The 1.875% Convertible Senior Subordinated Notes allowed the Company to elect to automatically convert the 1.875% Convertible Senior Subordinated Notes in whole or in part at any time on or prior to the maturity date if the closing price of the Company’s common stock exceeded 125% of the conversion price then in effect for at least 20 trading days in any 30 day trading period. However, if the Company automatically converts the 1.875% Convertible Senior Subordinated Notes in this manner, it must make a cash payment to each holder in an amount equal to the aggregate interest payments that would have been payable on the 1.875% Convertible Senior Subordinated Notes from the last day through which interest was paid through November 15, 2011, discounted at the interest rate of US Treasury bonds with an equivalent remaining term to November 15, 2011 (the “Coupon Make-Whole Payment”.) On December 30, 2010 the Company effected the automatic conversion of the entire $60.0 million principal amount of its 1.875% Convertible Senior Subordinated Notes into an aggregate of 7,058,823 shares of the Company’s common stock and paid approximately $1.0 million in cash to the holders of the Notes in satisfaction of the Coupon Make-Whole Payment and in lieu of the issuance of fractional shares.

The note exchange was accounted for as an extinguishment of the 1.875% Notes. The difference between the fair value of the 1.875% Notes and the carrying amount of the 1.875% Notes, which included approximately $5.0 million in unamortized debt discount, was recorded as a gain on extinguishment of convertible debt of $0.5 million, net of unamortized debt issuance costs of $0.3 million in the accompanying Consolidated Statement of Operations. In addition, $5.8 million was allocated to the extinguishment of the equity component of the 1.875% Notes, and was recorded as a reduction to common stock in the accompanying Consolidated Balance Sheet.

The 2.75% Notes, the 3.875% Notes and the 1.875% Notes are general unsecured obligations of the Company and are subordinate in right of payment to all of the Company’s existing and future senior indebtedness. However, the 2.75% Notes are senior to both the 1.875% Notes and the 3.875% Notes. The indenture for each of these notes does not restrict the Company from incurring senior debt or other indebtedness and does not impose any financial covenants on the Company.

The Company accounted for its 1.875% Notes through November 15, 2011, the initial date that the holders could require the Company to repurchase their notes, in accordance with FASB ASC Topic 470-20, Debt with Conversion and Other Options. This standard requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The following tables provide additional information about the Company’s 1.875% Notes subject to this standard:

January 2, 2011
Carrying amount of the equity component	$49,703

Principal amount of the 1.875% Convertible Subordinated Notes	$57,916
Unamortized discount of liability component	$(2,545)

Net carrying amount of liability component	$55,371

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Effective interest rate on liability component	7.07%	7.07%	7.07%
Contractual interest expense recognized on the 1.875% Convertible Subordinated Notes	$680	$1,469	$3,750
Amortization of the discount on liability component	$1,864	$3,665	$6,149

The unamortized discount was recognized ratably through November 15, 2011. As of January 1, 2012, the if-converted value of the 1.875% Notes did not exceed the principal amount of such notes.

Note 5. Restructuring and Impairment Charges and Accrued Restructuring

The costs associated with these exit activities for the 2011 Restructuring Plan and the 2009 Restructuring Plan were recorded in accordance with the accounting guidance for “Exit or Disposal Obligations.” Pursuant to this guidance, a liability for a cost associated with an exit or disposal activity shall be recognized in the period in which the liability is incurred, except for a liability for one-time employee termination benefits that is incurred over time. In the unusual circumstance in which fair value cannot be reasonably estimated, the liability shall be recognized initially in the period in which fair value can be reasonably estimated. The restructuring and integration plan is subject to continued future refinement as additional information becomes available.

2011 Restructuring Plan

In November 2011, the Company formulated and began to implement a plan to further reduce manufacturing overhead costs and operating expenses (“2011 Restructuring Plan”). As part of this plan, the Company initiated personnel reductions of approximately 110 employees in both its domestic and foreign locations, with primary reductions in the U.S., Sweden, Finland, France, China and Canada. These reductions were undertaken in response to economic conditions and the significant decline in revenues in the third quarter of 2011. The Company finalized this plan in the fourth quarter of 2011; however, additional amounts may be accrued in 2012 related to actions associated with this plan.

Workforce Reductions
Balance as of January 2, 2011	$—
Amounts accrued	3,857
Amounts paid/incurred	(896)
Effects of exchange rates	64

Balance as of January 1, 2012	$3,025

The Company expects that the workforce reduction payments will be made through the fourth quarter of 2012.

2009 Restructuring Plan

In January 2009, the Company formulated and began to implement a plan to further reduce manufacturing overhead costs and operating expenses (“2009 Restructuring Plan”). As part of this plan, the Company initiated personnel reductions in both its domestic and foreign locations, with primary reductions in the U.S., Finland and Sweden. These reductions were undertaken in response to economic conditions and the global macro-economic slowdown that began in the fourth quarter of 2008. The Company finalized this plan in the fourth quarter of 2009.

A summary of the activity affecting the accrued restructuring liability related to the 2009 Restructuring Plan for the fiscal year ended January 1, 2012 is as follows:

	Workforce Reductions	Facility Closures & Equipment Write-downs	Total
Balance as of January 2, 2011	$596	$—	$596
Amounts accrued	309	(30)	279
Amounts paid/incurred	(832)	30	(802)
Effects of exchange rates	14	—	14

Balance as of January 1, 2012	$87	—	87

The Company expects that the workforce reduction payments will be made through the first quarter of 2012.

Integration of LGP Allgon and REMEC, Inc.’s Wireless Systems Business

The Company recorded liabilities in connection with the acquisitions for estimated restructuring and integration costs related to the consolidation of LGP Allgon’s operations and REMEC, Inc.’s wireless systems business, including severance and future lease obligations on excess facilities. These estimated costs were included in the allocation of the purchase consideration and resulted in additional goodwill pursuant to the accounting guidance for “Business Combinations.” The implementation of the restructuring and integration plan is complete.

A summary of the activity affecting the accrued restructuring liability related to the integration of the REMEC, Inc.’s wireless systems business and LGP Allgon for the fiscal year ended January 1, 2012 is as follows:

Facility Closures & Equipment Write-downs
Balance as of January 2, 2011	$153
Amounts accrued	(90)
Amounts paid/incurred	(63)
Effects of exchange rates	—

Balance as of January 1, 2012	$—

The Company completed all remaining actions for this plan in the first quarter of 2011 and reversed the remaining accrual of approximately $0.1 million to restructuring expense. The Company will no longer report on this plan.

Restructuring and Impairment Charges

In connection with the plans described above, the Company recorded various restructuring and impairment charges in 2011, 2010 and 2009. A summary of these charges is listed below:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Cost of Sales:
Restructuring and impairment charges:
Inventory charges	$—	$864	$—
Facility closure and asset impairment charges	2,028	718	955
Severance	1,179	829	977

Total cost of sales	3,207	2,411	1,932
Operating Expenses:
Restructuring and impairment charges:
Severance	2,987	1,360	2,442
Facility closure and asset impairment charges	(119)	47	169
Other charges	(1,174)	—	—

Total operating expenses	1,694	1,407	2,611

Total restructuring and impairment charges	$4,901	$3,818	$4,543

In fiscal 2011, the Company recorded charges of approximately $4.2 million in severance costs, of which $1.2 million and $3.0 million were recorded in cost of sales and operating expenses, respectively. In fiscal 2010, the Company recorded charges of approximately $2.2 million in severance costs, of which $0.8 million and $1.4 million was recorded in cost of sales and operating expenses, respectively. In fiscal 2009, the Company recorded severance charges of approximately $3.4 million, of which $1.0 million and $2.4 million was recorded in cost of sales and operating expenses, respectively.

In fiscal 2011, the Company had no charges related to the impairment of inventory. In fiscal 2010, the Company recorded a charge of approximately $0.9 million related to the impairment of inventory that has been disposed of and will not generate future revenue, primarily due to the closure of its manufacturing facility in Estonia. All such amounts were included in cost of sales.

In fiscal 2011, the Company recorded an adjustment to the excess remaining liability related to the restructuring plans associated with the Integration of LGP Allgon and REMEC, Inc.’s Wireless Systems Business, which reduced the total restructuring and impairment charges by $0.1 million. In addition, the Company recorded a net impairment charge of $2.0 million related to manufacturing equipment in China on discontinued or outsourced production lines. Also, the Company recorded an adjustment which reduced restructuring and impairment charges by $1.2 million related to the expiration of the statute of limitations regarding value added tax that was accrued in conjunction with the sale of the Company’s building in Sweden in 2007 and included in the loss recognized on the sale in 2007. In fiscal 2010, the Company recorded a charge of $0.2 million related to the final costs associated with the closure of an administrative site in the U.S. as well as a charge of $0.1 million consisting of the remaining lease payments of its Estonia manufacturing plant based on cease-use date criteria. Also in fiscal 2010, the Company recorded a net impairment charge of $0.6 million related primarily to manufacturing equipment and other assets that were disposed of, which were located in the Company’s closed plant in Estonia. Most of these fiscal 2010 charges were recorded in cost of sales. In fiscal 2009, the Company recorded a charge of approximately $0.2 million related to the closure of an administrative location in the Unites States. Also in fiscal 2009, the Company sold the Salisbury, Maryland building and recorded a charge of approximately $1.0 million to write the building down to its fair value less cost to sell. Approximately $1.0 million of these fiscal 2009 charges were recorded in cost of sales and $0.2 million was recorded in operating expenses.

Note 6. Other Income (Expense), Net

Other income (expense), net includes interest income and interest expense associated with the Company’s convertible subordinated notes and fees on its revolving Credit Agreement and gains and losses on foreign currency transactions. The components of other income (expense), net, are as follows:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Interest income	$194	$199	$572
Interest expense	(13,591)	(14,165)	(17,036)
Foreign currency gain, net	(5,659)	(2,436)	3,964
Gain (loss) on repurchase of convertible debt	(892)	(351)	9,767
Gain on exchange of convertible debt	—	483	—
Loss on conversion of convertible debt	—	(1,049)	—
Other income, net	1,344	1,938	2,222

Total other income (expense), net	$(18,604)	$(15,381)	$(511)

Other income (expense), net, for 2011 includes a loss of approximately $0.9 million related to the repurchase of approximately $55.5 million in aggregate principal amount of the Company’s 1.875% Notes. Other income (expense), net, for 2010 includes a loss of approximately $0.4 million related to the repurchase of approximately $13.0 million in aggregate principal amount of the Company’s 1.875% Notes, a gain of approximately $0.5 million related to the exchange of approximately $60.0 million in principal amount of the Company’s 1.875% Notes and a loss of approximately $1.0 million related to the conversion of $60.0 million in principal amount of the Company’s 1.875% Convertible Senior Subordinated Notes. Other income (expense), net, for 2009 includes a gain of approximately $9.8 million related to the repurchase of approximately $25.4 million in aggregate principal amount of outstanding 1.875% Notes.

Note 7. Gain on Settlement of Litigation

As part of the Company’s acquisition of REMEC, Inc’s wireless systems business, $15 million of the purchase price was held in escrow to cover any potential indemnification claims. In March 2009, the Company settled a dispute arising out of certain claims made against the escrow. As a result of this settlement, the Company received approximately $2 million in cash. This payment was accounted for as an adjustment to the total consideration paid for this acquisition. As a result, the remaining net book value of the intangible assets and fixed assets acquired in this acquisition was eliminated and the Company recorded a net gain of approximately $0.6 million. This amount is included in other income (expense), net in the accompanying consolidated statement of operations for 2009.

Note 8. Earnings (Loss) Per Share

Basic earnings or loss per share is based upon the weighted average number of common shares outstanding. Diluted earnings or loss per share is based upon the weighted average number of common and potential common shares for each period presented, and income available to common stockholders is adjusted to reflect any changes in income or loss that would result from the issuance of the dilutive common shares. The Company’s potential common shares include stock options and restricted stock awards under the treasury stock method and convertible subordinated debt under the if-converted method. Potential common shares of 7,665,119, 11,650,107 and 6,058,658 related to the Company’s stock option programs and convertible debt have been excluded from diluted weighted average common shares for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 respectively, as the effect would be anti-dilutive.

The following details the calculation of basic and diluted loss per share:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Basic:
Net income (loss)	$(77,619)	$3,713	$(5,670)
Weighted average common shares	32,869	26,629	26,361
Basic earnings (loss) per share	$(2.36)	$0.14	$(0.22)
Diluted:
Net income (loss)	$(77,619)	$3,713	$(5,670)
Weighted average common shares	32,869	26,629	26,361
Potential common shares
Employee stock options	—	591	—
Restricted stock	—	23	—

Weighted average common shares, as adjusted	32,869	27,243	26,361

Diluted earnings (loss) per share	$(2.36)	$0.14	$(0.22)

Note 9. Commitments and Contingencies

Lease Agreements

The Company leases certain of its manufacturing and office facilities and equipment under non-cancelable leases, some of which contain renewal options. In addition to the base rent, the Company is generally required to pay insurance, real estate taxes and other operating expenses related to these facilities. In some cases, the base rent will increase during the term of the lease based on a predetermined schedule or increases in the Consumer Price Index. The Company recognizes rent expense on a straight-line basis over the life of the lease for leases containing stated rent escalations.

Future minimum lease payments required under all operating leases as of January 1, 2012 are payable as follows:

Fiscal Year	Total
2011	$7,544
2012	6,443
2013	5,952
2014	5,477
2015	4,932
Thereafter	46,870

Total	$77,218

Total rent expense was $5.4 million, $4.3 million and $5.0 million for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively.

The Company has leased or subleased certain of its facilities. Future minimum rentals to be received by the Company under leases and subleases as of January 1, 2012 are as follows:

Fiscal Year	Total
2012	$2,322
2013	2,259
2014	2,251
2015	1,248
2016	378
Thereafter	378

Total	$8,836

Legal Proceedings

On November 4, 2011, Jaybeam Wireless SAS and Jaybeam Limited filed a patent infringement lawsuit against the Company in United States District Court for the District of Delaware. The complaint alleges infringement by the Company of US patent 7,286,092 entitled Radio Communications Antenna with Misalignment of Radiation Lobe by Variable Phase Shifter. The complaint seeks compensatory damages, treble damages for willful infringement and temporary and permanent injunctive relief. The plaintiffs have not served the complaint on the Company and the parties are engaged in settlement discussions. If the parties are unable to reach a mutually agreed upon settlement, the Company intends to vigorously defend this matter.

In the first quarter of 2012, a purported shareholder class action complaint was filed in the United States District Court for the Central District of California against the Company, its President and Chief Executive Officer and its Chief Financial Officer. The complaint, Pawel I. Kmiec v. Powerwave Technologies, Inc. et. al. asserts claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder. The complaint purports to state claims on behalf of all persons who purchased our Common Stock between February 1, 2011 and October 18, 2011 and seeks compensatory damages in an amount to be proven at trial. The complaint alleges that the defendants made misleading statements or omissions concerning the Company’s operations and projected sales revenues. The Company believes that the purported shareholder class action is without merit and intends to defend it vigorously.

On February 23, 2012, one additional lawsuit that relates to the above purported shareholder class action was filed. The lawsuit, Yin Shen v. Buschur, et al., filed in the Superior Court of California, is a shareholder derivative action, purported to be brought by an individual shareholder on behalf of Powerwave, against certain executive officers and the current directors of Powerwave. Powerwave is also named as a nominal defendant. The allegations of the derivative complaint closely resemble those in the class action and pertain to the time period of February 1, 2011 through October 18, 2011. Based on those allegations, the derivative complaint asserts various claims for breach of fiduciary duty under state law.

In addition to the litigation discussed above, we are subject to other legal proceedings and claims in the normal course of business. We are currently defending these proceedings and claims, and, although the outcome of legal proceedings is inherently uncertain, we anticipate that we will be able to resolve these matters in a manner that will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Note 10. Contractual Guarantees and Indemnities

During its normal course of business, the Company makes certain contractual guarantees and indemnities pursuant to which the Company may be required to make future payments under specific circumstances. The Company has not recorded any liability for these contractual guarantees and indemnities in the accompanying consolidated financial statements. A description of significant contractual guarantees and indemnities existing as of January 1, 2012 includes:

Intellectual Property Indemnities

The Company indemnifies certain customers and its contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to the Company’s products. These indemnities appear in development and supply agreements with the Company’s customers as well as manufacturing service agreements with the Company’s contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, the Company is unable to determine the maximum amount of losses that it could incur related to such indemnifications. Historically, any amounts payable pursuant to such intellectual property indemnifications have not had a material effect on the Company’s business, financial condition or results of operations.

Director and Officer Indemnities and Contractual Guarantees

The Company has entered into indemnification agreements with its directors and executive officers which require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. The Company’s indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnifications may be recovered in certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed against a director or executive officer, the Company is unable to determine the maximum amount of losses that it could incur relating to such indemnifications. Historically, any amounts payable pursuant to such director and officer indemnifications have not had a material negative effect on the Company’s business, financial condition or results of operations.

The Company has also entered into severance agreements and change in control agreements with certain of its executives. These agreements provide for the payment of specific compensation benefits to such executives upon the termination of their employment with the Company.

General Contractual Indemnities/Products Liability

During the normal course of business, the Company enters into contracts with customers where it has agreed to indemnify the other party for personal injury or property damage caused by the Company’s products. The Company’s indemnification obligations under such agreements are not limited in duration and are generally not limited in amount. Historically, any amounts payable pursuant to such contractual indemnities have not had a material negative effect on the Company’s business, financial condition or results of operations. The Company maintains product liability insurance as well as errors and omissions insurance which may provide a source of recovery to the Company in the event of an indemnification claim.

Other Guarantees and Indemnities

The Company occasionally issues guarantees for certain contingent liabilities under various contractual arrangements, including customer contracts, self-insured retentions under certain insurance policies and governmental value-added tax compliance programs. These guarantees normally take the form of standby letters of credit issued by the Company’s banks, which may be secured by cash deposits, or pledges, or performance bonds issued by an insurance company. Historically, any amounts payable pursuant to such guarantees have not had a material negative effect on the Company’s business, financial condition or results of operations. In addition, the Company, as part of the agreements to register the convertible notes it issued in September 2007 and November 2004, agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act. The Company’s indemnification obligations under such agreements are not limited in duration and are generally not limited in amount.

Note 11. 401(k) and Profit-Sharing Plans

The Company sponsors a 401(k) and profit-sharing plan covering all eligible U.S. employees and provides for a Company match in cash on a portion of participant contributions. The Company’s 401(k) and profit sharing plan is managed by Fidelity Investments, and is an employee self-directed plan which offers a variety of investment choices via mutual funds. Employees may contribute up to 15% of their base salary, subject to IRS maximums. The Company’s matching contributions are made in cash and are invested in the same percentage among the various funds offered as selected by the employee. Effective for fiscal year 2010, the Company matches 100% of the first 3% of eligible compensation contributed and 50% of the next 2%. For prior periods, the Company matched 100% of the eligible compensation contributed up to 6%. Employer matching contributions for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 were $1.6 million, $1.3 million and $1.7 million, respectively. There was no discretionary profit sharing contributions authorized for the years ended January 1, 2012, January 2, 2011 or January 3, 2010.

Note 12. Employee Stock Purchase Plan

The Company’s Extended and Restated 1996 Employee Stock Purchase Plan, as amended to date, (the “ESPP”) provides for shares of common stock that are reserved for issuance under the plan. The ESPP, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, is implemented utilizing semi-annual offerings with purchases occurring at six-month intervals. The ESPP permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee’s compensation. The price of common stock purchased under the ESPP is 85% of the lower of the fair market value of the common stock at the beginning of each six-month offering period or on the applicable purchase date. The total number of shares of common stock that may be purchased by an employee in any offering period may not exceed 1,000 shares. The Board may at any time amend or terminate the ESPP, except that no such amendment or termination may adversely affect shares previously granted under the ESPP. On November 2, 2010, the Company’s shareholders approved an amendment to the ESPP which increased the authorized number of common shares available for purchase under the ESPP from 378,190 to 1,378,190. As of January 1, 2012, there were rights to purchase approximately 58,100 shares under the ESPP’s current offering period, which concluded on January 31, 2012. There were 927,822 shares available for purchase as of January 1, 2012 under the ESPP. The Plan has a termination date of July 31, 2017.

Note 13. Stock Plans and Stock-Based Compensation

The purpose of the Company’s stock option plans are to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide participants with additional incentives in the form of options to purchase the Company’s common stock which will encourage them to acquire a proprietary interest in, and to align their financial interests with those of the Company and its shareholders.

2010 Stock Option Plan

On August 10, 2010, the Board of Directors adopted the Company’s 2010 Omnibus Incentive Plan (“2010 Plan”), and the Company’s shareholders approved the 2010 Plan on November 2, 2010. The 2010 Plan authorizes the issuance of up to 4,400,000 shares of Common Stock. The 2010 Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance awards. The 2010 Plan is administered by a committee consisting of at least two independent non-employee members of the board of directors. The exercise price per share of a stock option shall not be less than the fair market value of the Company’s common stock on the date the option is granted. There were 1,550,970 options outstanding under the 2010 Plan as of January 1, 2012 at a weighted average exercise price of $10.68 per share. There were 2,849,030 shares available for grant under the 2010 Plan as of January 1, 2012. The 2010 Plan has a termination date of November 2, 2021.

After the effective date of the 2010 Plan, no additional awards may be made under the Company’s prior option plans. The Company’s prior option plans are as follows:

1995 Stock Option Plan

Pursuant to the amended Stockholder’s Agreement dated as of November 8, 1996 between the Company and certain of its original shareholders, those certain shareholders agreed that once the Company issued 657,000 shares of common stock under the 1995 Stock Option Plan, any additional shares issued under that plan upon an option exercise would be coupled with a redemption from those shareholders of an equal number of shares at a redemption price equaling the option exercise price. The effect of this transaction is to eliminate any dilution from the further exercise of options under the 1995 Plan. At January 1, 2012, there were 3,000 options outstanding under the 1995 Plan at a weighted average exercise price of $31.95 per share and there were a total of 3,000 shares of common stock held in escrow by the Company on behalf of those shareholders party to the Stockholder’s Agreement to fund all future exercises under the 1995 Plan.

1996 Stock Incentive Plan

As of January 1, 2012, there were 182,572 options outstanding under the 1996 Plan at a weighted average exercise price of $33.90 per share.

1996 Director Stock Option Plan

As of January 1, 2012, there were 77,000 options outstanding under the Director Plan at a weighted average exercise price of $9.43 per share.

2000 Stock Option Plan

As of January 1, 2012, there were 291,700 options outstanding under the 2000 Plan at a weighted average exercise price of $17.00 per share.

2002 Stock Option Plan

As of January 1, 2012, there were 229,705 options outstanding under the 2002 Plan at a weighted average exercise price of $21.15 per share.

2005 Stock Incentive Plan

As of January 1, 2012, there were 2,811 restricted shares subject to a risk of forfeiture. As of January 1, 2012, there were 1,180,720 options outstanding under the 2005 Plan at a weighted average exercise price of $12.84 per share.

Stock Option and Awards Activity

The following table summarizes activity for outstanding options under the Company’s stock option plans for the fiscal year ended January 1, 2012:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Balance as of January 2, 2011	3,425	$15.96
Granted	406	$4.88
Exercised	(96)	$4.94
Forfeited	(95)	$11.12
Expired	(124)	$52.90

Balance as of January 1, 2012	3,516	$13.81	6.81	$63

Vested or expected to vest as of January 1, 2012	3,396	$13.97	6.74	$56

Exercisable as of January 1, 2012	1,890	$18.04	5.33	$0

The following table summarizes information about all stock options outstanding as of January 1, 2012 under the Company’s stock option plans:

Range of Exercise Prices	Options Outstanding at January 1, 2012			Options Exercisable at January 1, 2012
	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options Exercisable	Weighted Average Exercise Price
$1.70 - $2.40	991	$2.19	7.53	465	$2.33
$2.45 - $12.25	438	$6.14	7.33	243	$6.55
$12.85 - $12.85	1,097	$12.85	8.91	274	$12.85
$13.60 - $33.45	719	$26.98	3.31	638	$27.80
$34.00 - $86.20	271	$37.64	4.15	270	$37.64

Total	3,516	$13.81	6.81	1,890	$18.04

The aggregate intrinsic value of stock options exercised during 2011 and 2010 was $0.5 million and $0.1 million, respectively. There were no stock options exercised during fiscal 2009.

The total fair value of restricted stock awards vested during fiscal 2011, fiscal 2010 and fiscal 2009 was $0.1 million, $0.2 million and $0.2 million, respectively.

The following table summarizes activity for restricted stock awards for the fiscal year ended January 1, 2012:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance as of January 2, 2011	11	$27.97
Granted	—	—
Released	(8)	29.14
Forfeited	—	—

Balance as of January 2, 2012	3	$24.40

The Company accounts for stock-based compensation in accordance with the guidance now codified as FASB ASC Topic 718. Under the fair value recognition provision of FASB ASC Topic 718, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options granted according to the Black-Scholes-Merton option pricing model and a multiple option award approach. The fair value of restricted stock awards is based on the closing market price of the Company’s common stock on the date of grant.

For the year ended January 1, 2012, the Company recognized total compensation expense of $7.4 million in its consolidated statement of operations, which consists of $6.9 million for stock options and $0.5 million for employee stock purchase plan awards. During the year ended January 2, 2011, the Company recognized total compensation expense of $3.3 million in its consolidated statement of operations, which consists of $2.9 million for stock options and $0.4 million for employee stock purchase plan awards. During the year ended January 3, 2010, the Company recognized total compensation expense of $4.4 million in its consolidated statement of operations, which consists of $4.3 million for stock options and $0.1 million for employee stock purchase plan awards.

Stock-based compensation expense was recognized as follows in the consolidated statement of operations:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Cost of sales	$774	$413	$1,047
Sales and marketing expenses	613	160	354
Research and development expenses	1,500	625	979
General and administrative expenses	4,477	2,146	1,975

Increase or decrease to operating income or loss before income taxes	7,364	3,344	4,355
Income tax benefit recognized	—	—	—

Impact on net income or loss	$7,364	$3,344	$4,355

Impact on earnings or loss per share:
Basic	0.22	0.13	0.17

Diluted	$0.22	$0.12	$0.17

As of January 1, 2012, unrecognized compensation expense related to the unvested portion of the Company’s stock based-awards and employee stock purchase plan was approximately $4.7 million (net of estimated forfeitures of $0.5 million) which is expected to be recognized over a weighted-average period of 1.4 years.

The Black-Scholes-Merton option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation methods require the input of highly subjective assumptions including the weighted average risk-free interest rate, the expected life and the expected stock price volatility. The weighted average risk-free interest rate was determined based upon actual U.S. treasury rates over a one to ten year horizon, based upon the actual life of options granted. The Company grants options with either a five year or ten year life. The expected life is based on the Company’s actual historical option exercise experience. For the employee stock purchase plan, the actual life of six months is utilized in this calculation. The expected life was determined based upon actual option grant lives over a ten year period. The Company has utilized various market sources to calculate the implied volatility factor utilized in the Black-Scholes-Merton option valuation model. These included the implied volatility utilized in the pricing of options on the Company’s common stock as well as the implied volatility utilized in determining market prices of the Company’s outstanding convertible notes. Using the Black-Scholes-Merton option valuation model, the estimated weighted average fair value of options granted during fiscal years 2011, 2010 and 2009 was $3.08 per share, $7.75 per share and $2.25 per share, respectively.

The fair value of restricted stock awards is based upon the closing market price of the Company’s common stock on the date of grant. There were no restricted stock awards granted in 2011, 2010, or 2009.

The fair value of options granted under the Company’s stock incentive plans during fiscal years 2011, 2010 and 2009 was estimated on the date of grant using the Black-Scholes-Merton option-pricing model utilizing the multiple option approach and the following weighted-average assumptions:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Weighted average risk-free interest rate	1.1%	2.2%	1.7%
Expected life (in years)	4.1	3.9	5.1
Expected stock volatility	73%	80%	138%
Dividend yield	None	None	None

Note 14. Income Taxes

The components of income (loss) from continuing operations before income taxes and income tax provision (benefit) for the fiscal years ended January 1, 2012, January 2, 2011 and January 3, 2010 consist of the following:

	Fiscal Years Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Income (Loss) before income taxes:
United States	$(92,720)	$(22,487)	$(33,266)
Foreign	20,418	33,930	30,878

Total income (loss) before income taxes	$(72,302)	$11,443	$(2,388)

Income tax provision:
Current
Federal	—	(814)	(34)
State	48	175	152
Foreign	5,968	7,997	4,641

Total current income tax provision	6,016	7,358	4,759

Deferred
Federal	—	—	—
State	—	—	—
Foreign	(699)	372	(1,477)

Total deferred tax provision (benefit)	(699)	372	(1,477)

Total income tax provision	$5,317	$7,730	$3,282

The provision for income taxes in the accompanying consolidated financial statements reconciles to the amount computed by applying the federal statutory rate of 35% to income (loss) before income taxes for the fiscal years ended January 1, 2012, January 2, 2011 and January 3, 2010 as follows:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
Taxes at federal statutory rate	$(25,306)	$4,005	$(836)
State taxes, net	31	175	152
Foreign income taxed at different rates	(1,947)	(5,695)	(4,218)
Earnings of foreign subsidiaries subject to US tax	4,936	96	11,806
Imputed interest income	100	362	412
Change in FIN 48 reserve	(1,308)	67	(2,664)
Stock compensation – Non US	0	0	1,504
China withholding tax	1,377	646	738
IRS audit settlement	0	(814)	0
Other	129	379	28
Change in valuation allowance	27,305	8,509	(3,640)

Income tax provision	$5,317	$7,730	$3,282

Deferred income taxes reflect the net tax effects of tax carry-forwards and temporary differences between the carrying amount of assets and liabilities for tax and financial reporting purposes. The Company’s deferred tax assets and liabilities were comprised of the following major components:

	January 1, 2012	January 2, 2011
Deferred tax assets (liabilities)
Accruals and provisions	$15,565	$12,090
Net operating loss carry-forwards	188,752	182,102
Property, plant and equipment	4,538	6,662
Intangibles	71,141	70,714
Tax credit carry-forwards	15,209	19,130
Other	8,682	4,509
Convertible Debt	(3,897)	(4,533)
Inventory reserve	579	382

Gross deferred tax assets	300,569	291,056
Less: valuation allowance	(293,601)	(284,725)

Net deferred tax assets	$6,968	$6,331

As of January 1, 2012, the Company has $1,691.3 million of U. S. federal and state net operating loss carry-forwards and $138.4 million of foreign net operating losses, net of uncertain tax positions, some of which will begin to expire in 2023 if not utilized. Of the $1,691.3 million of U.S. federal and state net operating loss carry-forwards, $14 million relates to stock options and will be credited to equity when utilized. Net operating loss carry-forwards, and the related carry-forward periods, as of January 1, 2012, are summarized as follows:

	Net Operating Loss	Tax Benefit Amount	Valuation Allowance	Expected Tax Benefit	Carry-forward Period Ends
United States Federal net operating loss	422,623	142,952	(142,952)	—	2023
United States State net operating loss	1,268,665	13,311	(13,311)	—	Various
Foreign net operating losses	138,384	37,148	(35,585)	1,563	Various

Total	1,829,672	193,411	(191,848)	1,563

Substantially the entire amount of U.S. federal net operating loss is subject to annual limitations on utilization pursuant to Section 382 of the Internal Revenue Code. To the extent the states conform to Section 382 of the Internal Revenue Code, the utilization of state net operating loss is also subject to limitations.

A valuation allowance of approximately $191.8 million has been provided for certain net operating loss carry-forwards above. This valuation allowance reduces the deferred tax asset related to net operating loss carry forwards of $1.6 million to an amount that is more likely than not to be realized.

The Company also has federal and California tax credit carry-forwards of $8.0 million and $11 million, respectively. The federal credits will begin to expire in 2021 and a portion of the California tax credits expire in 2011. A full valuation allowance has been provided for the federal and California tax credits.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the actual timing within which the underlying temporary differences become taxable or deductible. Based on historical and forecasted earnings, the Company recorded a valuation allowance of approximately $0.02 million for Powerwave Technologies (Suzhou) Co., Ltd during the fourth quarter of 2011. The Company continued to maintain a valuation allowance against its net deferred tax assets in the U.S. and various foreign jurisdictions in 2011 where the Company believes it is more likely than not that deferred tax assets will not be realized.

As of January 1, 2012, the cumulative unremitted earnings of other subsidiaries outside the U.S., considered permanently reinvested, for which no income or withholding taxes have been provided, approximated $94 million. Such earnings are expected to be reinvested indefinitely and, as a result, no deferred tax liability has been recognized with regard to the remittance of such earnings. Upon distribution of those earnings in the form of dividends or otherwise, some portion of the distribution would be subject to both foreign withholding taxes and U.S. income taxes, less applicable foreign tax credits. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with its hypothetical calculation, but is not expected to result in additional U.S. tax expense as a result of the Company’s U.S. net operating losses and valuation allowance.

On January 2, 2006, the Company reported results in accordance with FASB ASC Topic 718 and recognized expenses in 2006, 2007, 2008, 2009, 2010 and 2011 related to stock-based compensation. Some of those costs are not deductible in the U.S. or in foreign countries. In addition to the net operating losses disclosed above, the Company has approximately $14.1 million of net operating losses related to excess tax deductions which are excluded from the deferred tax tabular disclosure. When such net operating losses are utilized, the Company would expect to credit equity for approximately $5.0 million. For purposes of determining when the net operating losses are utilized, the Company has elected to be on the “with and without” method.

FASB ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740 requires that any liability created for unrecognized tax benefits be disclosed. The application of FASB ASC Topic 740 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The tax years subject to examination for the Company’s U.S. federal return are the 2008 through 2011 tax years, including adjustments to net operating loss carryovers in those years. In addition, the Company has subsidiaries in various foreign jurisdictions that have statutes of limitations generally ranging from 3 to 6 years.

As of January 3, 2010, the liability for income taxes associated with uncertain tax positions was $14.8 million. Of this amount, $5.5 million, if recognized, would affect tax expense and would require penalties and interest of $0.4 million, $0.6 million would result in an increase in prepaid assets, and $8.3 million would result in a decrease of deferred tax assets in jurisdictions where the deferred tax assets are currently offset by a full valuation allowance.

As of January 2, 2011, the liability for income taxes associated with uncertain tax positions was $23.1 million. Of this amount, $5.2 million, if recognized, would affect tax expense and would require penalties and interest of $0.8 million, $0.6 million would result in an increase in prepaid assets, and $16.5 million would result in a decrease of deferred tax assets in jurisdictions where the deferred tax assets are currently offset by a full valuation allowance. Further, the $16.5 million, if realized would result in a $0.5 million decrease of the state deferred tax assets, specifically state net operating losses.

As of January 1, 2012, the liability for income taxes associated with uncertain tax positions was $6.0 million. Of this amount, $4.0 million, if recognized, would affect tax expense and would require penalties and interest of $0.7 million, $0.6 million would result in an increase in prepaid assets, and $0.7 million would result in a decrease of deferred tax assets in jurisdictions where the deferred tax assets are currently offset by a full valuation allowance. Further, the $0.7 million, if realized would result in a $0.05 million decrease of the state deferred tax assets, specifically state net operating losses.

The decrease in the liability for income taxes associated with uncertain tax positions decreased from 23.1 million at January 2, 2011 to 6.0 million at January 1, 2012 primarily resulting from the Company amending its originally filed tax reporting positions for fiscal years 2009 and 2010 in the amounts of $7.3 million and $8.4 million, respectively. The net operating loss carry forward amount was reduced to reverse the uncertain tax position for fiscal year 2009. The uncertain tax position for fiscal year 2010 was reported on the originally filed U.S. federal income tax return so there is no longer an uncertain tax position. Accordingly, the Company reduced its deferred tax assets for which the Company has recorded valuation allowance so there was no impact to the Company’s tax expense.

Interest and penalties recognized on the accompanying Consolidated Statement of Operations were $0.4 million and $0.2 million for fiscal years 2010 and 2011, respectively. The amount for fiscal year 2009 was not material.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows (in millions):

	January 1, 2012	January 2, 2011	January 3, 2010
Unrecognized tax benefits beginning of year balance	$22,320	$14,381	$10,286
Gross increases for tax positions of prior years	—	219	—
Gross decreases for tax positions of prior years	(16,850)	(953)	(2,990)
Gross increases for tax positions of current year	—	8,673	7,989
Settlements	—	—	—
Lapse of statute of limitations	(103)	—	(904)

Unrecognized tax benefits ending of year balance	$5,367	$22,320	$14,381

The Company strives to resolve open matters with each tax authority at the examination level and could reach agreement with a tax authority at any time. While the Company has accrued for amounts it believes are the expected outcomes, the final outcome with a tax authority may result in a tax liability that is more or less than that reflected in the financial statements. Furthermore, the Company may later decide to challenge any assessments, if made, and may exercise its right to appeal. The liability is reviewed quarterly and adjusted as events occur that affect potential liabilities for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, negotiations between tax authorities, identification of new issues, and issuance of new legislation, regulations or case law. Management believes that adequate amounts of tax and related interest, if any, have been provided for any adjustments that may result from these examinations of uncertain tax positions.

As a result of ongoing tax audits, the total liability for unrecognized tax benefits may change within the next twelve months due to either settlement of audits or expiration of statutes of limitations. As of January 1, 2012, the Company’s tax years for 2008, 2009 and 2010 are subject to examination by the tax authorities. With few exceptions, as of January 1, 2012, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2008. As of January 1, 2012, the Company is not under examination by federal or state taxing authorities.

Note 15. Fair Value of Financial Instruments

The estimated fair value of the Company’s financial instruments has been determined using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

Cash and Cash Equivalents and Restricted Cash

The carrying amount approximates fair value because of the short maturity (less than 90 days) and high credit quality of these instruments.

Long-Term Debt

The fair value of the Company’s long-term debt is estimated based on the quoted market prices for the debt. The Company’s long-term debt consists of convertible subordinated notes, which are not actively traded as an investment instrument, and therefore, the quoted market prices may not reflect actual sales prices at which these notes would be traded. The Company carries and values these instruments at their stated principal value, which represents the amount due at maturity less any unamortized discount or plus any accreted premium.

The estimated fair values of the Company’s financial instruments were as follows:

	January 1, 2012		January 2, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$64,121	$64,121	$61,601	$61,601
Restricted cash	6,162	6,162	930	930
Long-term debt
2.750% Convertible Senior Subordinated Notes due 2041	102,139	61,028	—	—
3.875% Convertible Subordinated Notes due 2027	$150,000	$71,250	$150,000	$134,070
1.875% Convertible Subordinated Notes due 2024	51	51	55,371	57,626

ASC 820-10 requires that for any assets and liabilities stated at fair value on a recurring basis in the Company’s financial statements, the fair value of such assets and liabilities be measured based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Level 1 asset and liability values are derived from quoted prices in active markets for identical assets and liabilities and Level 2 asset and liability values are derived from quoted prices in inactive markets. The Company’s assets measured at fair value on a recurring basis include only cash and cash equivalents and restricted cash, both of which are based upon quoted prices in active markets for identical assets.

Note 16. Supplier Concentrations

Certain of the Company’s products, as well as components utilized in such products, are available in the short-term only from a single or a limited number of sources. In addition, in order to take advantage of volume pricing discounts, the Company purchases certain customized components from single-source suppliers as well as finished products from single-source contract manufacturers. The inability to obtain single-source components or finished products in the amounts needed on a timely basis or at commercially reasonable prices could result in delays in product introductions, interruption in product shipments or increases in product costs, which could have a material adverse effect on the Company’s business, financial condition and results of operations until alternative sources could be developed at a reasonable cost.

Note 17. Segment

The Company operates in one reportable business segment: “Wireless Communications.” The Company’s revenues are derived from the sale of wireless communications network products and coverage solutions, including antennas, boosters, combiners, cabinets, shelters, filters, radio frequency power amplifiers, remote radio head transceivers, repeaters, tower-mounted amplifiers and advanced coverage solutions for use in cellular, PCS, 3G and 4G wireless communications networks throughout the world.

Customer Information

The Company manufactures multiple product categories at its manufacturing locations and produces certain products at more than one location. With regard to sales, the Company sells its products through two major sales channels. The first channel is the original equipment manufacturer channel, which consists of large global companies such as Alcatel-Lucent, Ericsson, Huawei, Motorola, Nokia Siemens Networks and Samsung. The other major channel is direct to wireless network operators, such as AT&T, Bouyges, Orange, Raycom, Serta, Sprint, T-Mobile, Verizon Wireless and Vodafone. A majority of the Company’s products are sold in both sales channels. The Company maintains global relationships with most of its customers. The Company’s original equipment manufacturer customers normally purchase on a global basis and the sales to these customers, while recognized in various reporting regions, are managed on a global basis. For network operator customers, where they have a global presence, the Company typically maintains a global purchasing agreement. Individual sales are made on a regional basis.

The Company measures its success by monitoring its net sales by product and consolidated gross margins, with a short-term goal of maintaining a positive operating cash flow while striving to achieve long-term operating profits.

Product Group Information

The following table presents an analysis of the Company’s sales based upon product groups:

Wireless Communications Product Groups	Fiscal Year Ended
	January 1, 2012		January 2, 2011		January 3, 2010
Antenna systems	$211,011	47%	$256,743	44%	$150,610	27%
Base station systems	176,345	40%	280,010	47%	364,166	64%
Coverage systems	57,090	13%	54,708	9%	52,710	9%

Total net sales	$444,446	100%	$591,461	100%	$567,486	100%

Antenna systems consist of base station antennas and tower-mounted amplifiers. Base station subsystems consist of products that are installed into or around the base station of wireless networks and include products such as boosters, combiners, filters, radio frequency power amplifiers and VersaFlex cabinets. Coverage systems consist primarily of repeaters and advanced coverage solutions.

Geographic Information

The following schedule presents an analysis of the Company’s sales based upon the geographic area to which a product was shipped:

Geographic Area	Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 3, 2010
United States	$169,456	$214,554	$148,173
Asia Pacific	118,069	187,433	233,463
Europe	112,805	148,830	135,600
Other international	44,116	40,644	50,250

Total net sales	$444,446	$591,461	$567,486

Sales to the Asia Pacific region primarily include shipments to China, South Korea, and India. Sales to China were $72.0 million, $121.0 million, and $136.0 million during the years ended January 1, 2012, January 2, 2011 and January 3, 2010 respectively and sales to South Korea were $21.6 million, $31.6 million and $56.3 million during the years ended January 1, 2012, January 2, 2011 and January 3, 2010 respectively. Sales to Europe primarily include shipments to Finland, France, Russia and the Netherlands. Sales to Finland were $4.7 million, $15.9 million and $55.2 million during the years ended January 1, 2012, January 2, 2011 and January 3, 2010 respectively and sales to Russia were $24.5 million, $39.3 million and $4.2 million during the years ended January 1, 2012, January 2, 2011 and January 3, 2010 respectively. Sales to other international regions primarily include shipments to Middle East, Canada, Mexico, and South America. Sales to the Middle East were $19.0 million, $32.2 million and $34.6 million during the years ended January 1, 2012, January 2, 2011 and January 3, 2010 respectively.

The following table presents an analysis of the Company’s long-lived assets based upon geographic area to which the asset resides:

Geographic Area	Fiscal Year Ended
	January 1, 2012	January 2, 2011
United States	$5,781	$48,872
Asia Pacific	13,236	16,905
Europe	8,464	10,161
Other international	290	338

Total long lived assets	$27,771	$76,276

Note 18. Quarterly Financial Data (Unaudited)

	Quarter Ended
	April 3, 2011	July 3, 2011	October 2, 2011	January 1, 2012
Fiscal 2011:
Net sales	$136,624	$170,641	$77,078	$60,103
Gross profit (loss)	$35,860	$47,792	$5,796	$(1,624)
Net income (loss)	$(6,975)	$7,021	$(35,084)	$(42,581)
Basic income (loss) per share	$(0.21)	$0.21	$(1.09)	$(1.34)
Diluted income (loss) per share	$(0.21)	$0.20	$(1.09)	$(1.34)

	April 4, 2010	July 4, 2010	October 3, 2010	January 2, 2011
Fiscal 2010:
Net sales	$114,473	$144,580	$156,813	$175,595
Gross profit	$29,811	$41,989	$46,030	$52,021
Net income (loss)	$(10,818)	$224	$7,934	$6,373
Basic income (loss) per share	(0.41)	$0.01	$0.30	$0.24
Diluted income (loss) per share	$(0.41)	$0.01	$0.26	$0.23

Note 19. Subsequent Event

Liquidity and Going Concern

As of September 30, 2012, the Company had $16.3 million (unaudited) in unrestricted cash and cash equivalents available to support ongoing operations. During the nine months ended September 30, 2012, the Company used approximately $84.8 million (unaudited) of cash in operating activities. In September 2012, the Company entered into a credit agreement under which it obtained a $35 million secured term loan. The lenders also agreed to provide an additional $15 million secured term loan that is available in the first quarter of 2013 assuming the Company meets certain covenants and pre-conditions in the credit agreement, which include no event of default occurring or continuing to occur under the credit agreement and the Company’s achievement of revenues of $60 million in the fourth quarter of 2012. The lenders may also provide up to an additional $100 million in secured term loans, which the lender can extend at its sole discretion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Although the Company obtained a secured term loan in the third quarter of 2012, its significant negative cash flows from operations, declining revenue and cash expenses from restructuring activities subsequent to January 1, 2012, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company plans to address this situation by implementing restructuring plans designed to reduce its operating expenses and manufacturing costs. The Company believes that its ability to have sufficient cash flows to continue as a going concern is dependent upon it: (1) meeting the fourth quarter of 2012 revenue covenant of $60 million and complying with the other pre-conditions to obtaining an additional $15 million secured term loan under its credit agreement and remaining in compliance with all other financial covenants, and as a result, receiving the additional $15 million available to it under the credit agreement in the first quarter of 2013; (2) remaining in compliance with the financial covenants throughout 2013; (3) successfully implementing restructuring actions; (4) significantly reducing its negative cash flows from operating activities; (5) successfully collecting billed and unbilled accounts receivable; and (6) having other net favorable working capital changes. However, should the Company be unsuccessful with one or more of these items, it believes that it will need to raise additional funding to continue as a going concern, which funding may not be available on acceptable terms or at all.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Description	Balance at Beginning of Period	Charges to Costs and Expenses	Deductions	Balance at End of Period
Year ended January 1, 2012:
Allowance for doubtful accounts and sales returns	$4,595	896	(1,266)	$4,225
Allowance for excess and obsolete inventory	$21,734	4,556	(10,526)	$15,764
Year ended January 2, 2011:
Allowance for doubtful accounts and sales returns	$8,349	896	(4,650)	$4,595
Allowance for excess and obsolete inventory	$22,625	7,184	(8,075)	$21,734
Year ended January 3, 2010:
Allowance for doubtful accounts and sales returns	$9,478	1,860	(2,989)	$8,349
Allowance for excess and obsolete inventory	$43,377	9,057	(29,809)	$22,625